Exhibit 10.1

May 11, 2004

Cypress Semiconductor Corporation
3901 North First Street
San Jose, CA 95134

Credit Suisse First Boston International
One Cabot Square
London E14 4QJ
England

Dear Sirs:

The purpose of this letter agreement (this “Amended and Restated Confirmation”) is to amend and restate the terms and conditions of the Transaction entered into between Party A and Party B through the Agent on the Trade Date specified below (the “Transaction”).  This Amended and Restated Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

This Amended and Restated Confirmation amends, restates and supercedes in its entirety all Confirmations dated prior to the date hereof in respect of this Transaction.

1.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and in the 2000 ISDA Definitions (the “Swap Definitions” and, together with the Equity Definitions, the “Definitions”) (in each case as published by the International Swaps and Derivatives Association, Inc.) are incorporated into this Amended and Restated Confirmation.  In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern, and between the Definitions and this Amended and Restated Confirmation, this Amended and Restated Confirmation will govern.  References herein to a “Transaction” shall be deemed to be references to a “Share  Option Transaction” for purposes of the Equity Definitions and a “Swap Transaction” for the purposes of the Swap Definitions, and shall consist of individual Tranches as described below.

This Amended and Restated Confirmation shall supplement, form a part of, and be subject to an ISDA 1992 Master Agreement (the “Agreement”), as if, on the Trade Date, the parties hereto had executed that Agreement (without any Schedule thereto) and specified that (1) the Automatic Early Termination provisions contained in Section 6(a) of such Agreement would apply, (2) Second Method and Loss would apply, and (3) US Dollars (“$”) were the Termination Currency.

The Agreement and each Confirmation thereunder will be governed by and construed in accordance with New York law without reference to choice of law doctrine and each party hereby submits to the jurisdiction of the Courts of the State of New York.

In this Amended and Restated Confirmation, “Party A” means Credit Suisse First Boston International, “Party B” means Cypress Semiconductor Corporation, and “Agent” means Credit Suisse First Boston, acting through its New York branch and solely in its capacity as agent for Party A and Party B.

2.	The terms of the particular Transaction to which this Amended and Restated Confirmation relates are as follows:

General Terms:

	Trade Date:	May 29, 2003
Effective Date of
Amended and Restated
Confirmation:	May 11, 2004

	Option Style:	European

	Option Type:	Call

	Seller:	Party A

	Buyer:	Party B

	Issuer:	Cypress Semiconductor Corporation

Shares:	The shares of common stock of the Issuer, par value USD 0.01 per Share (Bloomberg ticker CY, ISIN US2328061096)

Tranches:

The Transaction will consist of two individual Tranches, each with the terms and conditions as set forth in this Confirmation.  The payments and deliveries to be made upon settlement of the Transaction shall be determined separately for each Tranche as if such Tranche were a separate Transaction.

Option Entitlement:	One Share per Option

Multiple Exercise:	Inapplicable

Premium:	$49,300,000

Premium Payment Date:	June 3, 2003

Exchange:	New York Stock Exchange

Clearance System:	The Depository Trust Company

Calculation Agent:

Party A.  The definition of “Calculation Agent” in the Equity Definitions shall be amended by deleting the second sentence thereof and replacing it the with following:  “Whenever a Calculation Agent acts or makes a determination, it will do so in good faith and in a reasonable manner.”  Upon becoming or being made aware of an error, the Calculation Agent shall promptly correct error (but the Calculation Agent shall not be liable for any amounts other than the actual costs of such error).

Terms Specific to Tranche No. 1:

Number of Options:	16,000,000

	Strike Price:	$15.00

Strike Price Differential:	The excess of the Settlement Price over the Strike Price, where the Settlement Price shall not exceed $18.50 per Share (“Cap for Tranche No. 1”)

First Averaging Date:	July 1, 2004

Terms Specific to Tranche No. 2:

Number of Options:	16,000,000

	Strike Price:	$16.00

Strike Price Differential:	The excess of the Settlement Price over the Strike Price, where the Settlement Price shall not exceed $23.00 per Share (“Cap for Tranche No. 2”)

First Averaging Date:	August 17, 2004

Procedure for Exercise:

Expiration Time:	The close of trading on the Exchange

Expiration Date
For Tranche No. 1:	August 16, 2004

Expiration Date
For Tranche No. 2:	September 30, 2004

Automatic Exercise:	Applicable

Valuation:

Market Disruption Event:

Section 6.3(a) of the 2002 Definitions is hereby amended by replacing clause (ii) thereof in its entirety with the following: “(ii) an Exchange Disruption, or” and inserting immediately following clause (iii) thereof the following: “; in each case that the Calculation Agent determines is material.”

	Averaging Dates:	The thirty-two (32) consecutive Scheduled Trading Days beginning on and including the First Averaging Date for the applicable Tranche.

Averaging Date Disruption:

Modified Postponement; provided that notwithstanding anything to the contrary in the 2002 Definitions, if a Market Disruption Event occurs on any Averaging Date, the Calculation Agent may determine that such Averaging Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the number of Shares for which such day shall be the Averaging Date and shall designate the Scheduled Trading Day determined in the manner described in Section 6.7(c)(iii) of the 2002 Definitions as the Averaging Date for the remaining Shares, and shall determine any Settlement Price based on an appropriately weighted average instead of the arithmetic average described under “Settlement Terms—Settlement Price” below.  Such determination and adjustments will be based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares.”

	Relevant Price:	VWAP Price

VWAP Price:

On any day, the “Volume Weighted Average Price” per Share on such day, as displayed on Bloomberg Page “AQR” (or any successor thereto) for the Issuer with respect to the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such day, as determined by the Calculation Agent.

Settlement Terms:

Cash Settlement:

Applicable; provided, however, that for each Tranche Party B may elect, by notice in writing to Party A (given through the Agent) at least three (3) Exchange Business Days prior to the first Averaging Date for such Tranche, that the Transaction shall be settled via (i) “Gross Physical Settlement” or (ii) “Net Share Settlement”.

Gross Physical Settlement:

Physical Settlement shall apply to each Tranche (each such Tranche being referred to in this paragraph as the “Lower Call”); provided, however, that if the Settlement Price for a Tranche exceeds the applicable Cap for such Tranche, then for such Tranche (i) the Cap shall be deemed to be the Strike Price for a European-style Call Option sold by Party B to Party A (the “Upper Call”) on the same Issuer, Number of Shares and with the same expiration date as the Lower Call; (ii) (x) the Number of Shares to be Delivered by Party A to Party B, in the case of the Lower Call, shall be netted against (y) the Number of Shares to be Delivered by Party B to Party A, in the case of the Upper Call; and (iii) (x) any amount payable by Party B to Party A, in the case of the Lower Call, shall be netted against (y) any amount payable by Party A to Party B, in the case of the Upper Call.

Net Share Settlement:	Party A shall deliver to Party B (through the Agent) a number of Shares having a value equal to the Cash Settlement Amount.

	Settlement Currency:	USD

Settlement Price:	If Cash Settlement is applicable, the arithmetic mean of the Relevant Prices on each Averaging Day.

	Failure to Deliver:	Applicable

Adjustments:

	Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

	(a) Share-for-Share:	Alternative Obligation

	(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

	(c) Share-for-Combined:	Component Adjustment

	Delisting, Nationalization or Insolvency:	Cancellation and Payment (Calculation Agent Determination)

3.

If the transactions contemplated by the Purchase Agreement among Party B and U.S. Bankcorp Piper Jaffray Inc. and the other Initial Purchasers thereunder, dated as of May 29, 2003 (the “Purchase Agreement”) relating to the purchase of Convertible Subordinated Notes due 2008 (the “Notes”) of party B shall fail to close as a result of any breach by Party B of its obligations thereunder or as a result of any action, or failure to act, by Party B thereunder, in which case the entirety of this Transaction shall terminate automatically and Party B shall be the sole Affected Party and this Transaction shall be the sole Affected Transaction.  If the transactions contemplated by the Purchase Agreement shall fail to close for any reason other than those set forth in the previous sentence, then the entirety of this Transaction shall terminate automatically and no payments shall be required hereunder.  For purposes of determining Loss in relation to a termination under the first sentence of this Section 3, it shall be assumed that all conditions to the exercise of these Options have occurred.

4.	Additional Agreements, Representations and Covenants:

(a)

Party B hereby represents and warrants to Party A, on each day from the Trade Date to and including the business day following the date on which Party A is able to initially complete a hedge of its position created by this Transaction and on the Effective Date of the Amended and Restated Confirmation, that Party B has publicly disclosed all material information necessary for Party B to be able to purchase or sell Shares in compliance with applicable federal securities laws and that it has publicly disclosed all material information with respect to its condition (financial or otherwise).

(b)

Each of Party A and Party B hereby represents and warrants and on the Effective Date of the Amended and Restated Confirmation that (1) it has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on its part; and this Amended and Restated Confirmation has been duly and validly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Amended and Restated Confirmation; and (2) neither the execution and delivery of this Amended and Restated Confirmation nor the incurrence or performance of obligations of it hereunder will conflict with or result in a breach of, or require any consent under, the certificate of incorporation or by-laws (or any equivalent documents) of it, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which it or any of its affiliates is a party or by which it or any of its affiliates is bound or to which it or any of its affiliates is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

	(c)	The parties hereby agree that all documentation with respect to this Transaction is intended to qualify this Transaction as an equity instrument for purposes of EITF 00-19.

	(d)	Party A hereby agrees that from the Trade Date through the termination of the Averaging Dates, it will:

		(1)	use its reasonable efforts to not become an “affiliate” of Party B as such term is defined in Regulation 144(a)(1) under the Securities Act;

		(2)	not vote any Shares, as to which it has the right to exercise a vote; and

		(3)	not permit any director, officer, employee, agent or affiliate to serve as a member of the board of directors of Party B.

(e)

If Party B would be obligated to receive cash from Party A pursuant to the terms of this Agreement for any reason without having had the right (other than pursuant to this paragraph (e)) to elect to receive Shares in satisfaction of such payment obligation, then Party B may elect that Party A deliver to Party B a number of Shares having a cash value equal to the amount of such payment obligation (such number of Shares to be delivered to be determined by the Calculation Agent acting in a commercially reasonable manner to determine the number of Shares that could be purchased over a reasonable period of time with the cash equivalent of such payment obligation).  Settlement relating to any delivery of Shares pursuant to this paragraph (e) shall occur within a reasonable period of time.

5.	Matters relating to the Agent:

(a)

Credit Suisse First Boston, New York branch, in its capacity as Agent will be responsible for (i) effecting this Transaction, (ii) issuing all required confirmations and statements to Party A and Party B, (iii) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (iv) unless otherwise requested by Party B, receiving, delivering, and safeguarding Party B’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(b)

Agent is acting in connection with this Transaction solely in its capacity as Agent for Party A and Party B pursuant to instructions from Party A and Party B.  Agent shall have no responsibility or personal liability to Party A or Party B arising from any failure by Party A or Party B to pay or perform any obligations hereunder, or to monitor or enforce compliance by Party A or Party B with any obligation hereunder, including, without limitation, any obligations to maintain collateral.  Each of Party A and Party B agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction.  Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(c)	Any and all notices, demands, or communications of any kind relating to this Transaction between Party A and Party B shall be transmitted exclusively through Agent at the following address:

Credit Suisse First Boston, New York branch Eleven Madison Avenue New York, NY 10010-3629

For payments and deliveries: Facsimile No.: (212) 325 8175 Telephone No.: (212) 325 8678 / (212) 325 3213

For all other communications: Facsimile No.: (212) 325 8173 Telephone No.: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(d)	The date and time of the Transaction evidenced hereby will be furnished by the Agent to Party A and Party B upon written request.

(e)

The Agent will furnish to Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(f)

Party A and Party B each represents and agrees (i) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (ii) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

6.	Transfer:

(a)

Notwithstanding Section 7 of the Agreement, Party B may transfer its rights and obligations under this Transaction at any time in its sole discretion (subject to any applicable federal or state laws, regulations or other requirements).

	(b)	Notwithstanding Section 7 of the Agreement, Party A may transfer its rights and obligations under this Transaction with the consent of Party B (such consent not to be unreasonably withheld).

(c)

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR AN EXEMPTION THEREFROM. IN CONNECTION WITH ANY SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION, PARTY B MAY REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO PARTY B THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

7.	Account Details:

	Payments to Agent:	The Bank of New York Swift: IRVTUS3N A/C: Credit Suisse First Boston A/C#: 8900374179

	Payments to Party A:	To be advised

	Payments to Party B:	To be advised

	Deliveries to Party B:	To be advised

Credit Suisse First Boston International is regulated by The Financial Services Authority and has entered into this transaction as principal.  The time at which the above transaction was executed will be notified to Party B (through the Agent) on request.

Please confirm that the foregoing correctly sets forth the terms of your agreement by signing and returning this Amended and Restated Confirmation.

Yours faithfully,

CREDIT SUISSE FIRST BOSTON, acting through its New York branch and solely in its capacity as Agent

By:

Name:
Title:

By:

Name:
Title:

Confirmed as of the date first written above:
CYPRESS SEMICONDUCTOR CORPORATION (Party B)

By:

Name:
Title:

CREDIT SUISSE FIRST BOSTON INTERNATIONAL (Party A)

By:

Name:
Title:

By:

Name:
Title: